Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation in this Form 10-K of our reports dated April 15, 2009, on our audit of the financial statements of Target Acquisitions II, Inc. as of December 31, 2008 and for the year ended December 31, 2008 and from inception (June 27, 2008) to December 31, 2008.

/s/ M&K CPAS, PLLC

Houston, TX
April 15, 2009